MUNIYIELD FUND, INC.

FILE # 811-6435

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/07/00	State of CT GO Bonds 2000 Series C 5.375% 12/15/13	$400,000,000.	$6,000,000.	Lehman Brothers
12/07/00	State of CT GO Bonds 2000 Series C 5.375% 12/15/14	$400,000,000.	$5,300,000.	Lehman Brothers

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